EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                           DOMAIN ENERGY CORPORATION,


                          DOMAIN GULF ACQUISITION CORP.



                                       AND



                              GULFSTAR ENERGY, INC.









                          Dated as of November 21, 1997

                              TABLE OF CONTENTS


                                                                            Page

      ARTICLE I   THE MERGER...............................................  2
            Section 1.1       The Merger...................................  2
            Section 1.2       Effective Time...............................  2
            Section 1.3       Effects of the Merger........................  2
            Section 1.4       Certificate of Incorporation and By-laws.....  2
            Section 1.5       Directors and Officers.......................  3
            Section 1.6       Additional Actions...........................  3

      ARTICLE II        CONVERSION OF SECURITIES...........................  3
            Section 2.1       Conversion of Capital Stock..................  3
            Section 2.2       Exchange Ratio, Fractional Shares............  4
            Section 2.3       Exchange of Certificates.....................  5
                  (a)   Exchange Agent.....................................  5
                  (b)   Exchange Procedures................................  5
                  (c)   Distributions with Respect to Unexchanged Shares...  6
                  (d)   No Further Ownership Rights in Company Capital Stock  6
                  (e)   Termination of Exchange Fund.......................  6
                  (f)   No Liability.......................................  6
                  (g)   Investment of Exchange Fund........................  7
                  (h)   Restricted Securities..............................  7

      ARTICLE III       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...  7
            Section 3.1       Organization and Standing....................  7
            Section 3.2       Corporate Power and Authority................  8
            Section 3.3       Capitalization of Parent.....................  8
            Section 3.4       Conflicts, Consents and Approvals............  9
            Section 3.5       Absence of Certain Changes................... 10
            Section 3.6       Parent SEC Documents......................... 10
            Section 3.7       Parent Disclosure Schedule................... 11
            Section 3.8       Reliance..................................... 11
            Section 3.9       Litigation................................... 11
            Section 3.10      Liabilities.................................. 11

      ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE
                        COMPANY............................................ 12
            Section 4.1       Organization and Standing.................... 12
            Section 4.2       Subsidiaries................................. 12
            Section 4.3       Corporate Power and Authority................ 13



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            Section 4.4       Capitalization of the Company................ 13
            Section 4.5       Conflicts; Consents and Approvals............ 14
            Section 4.6       Absence of Certain Changes................... 15
            Section 4.7       Taxes........................................ 15
            Section 4.8       Compliance with Law.......................... 16
            Section 4.9       Company Disclosure Schedule.................. 16
            Section 4.10      Litigation................................... 16
            Section 4.11      Brokerage and Finder's Fees.................. 16
            Section 4.12      Employees; Employee Benefit Plans............ 17
            Section 4.13      Contracts.................................... 17
            Section 4.14      Permits...................................... 17
            Section 4.15      Financial Statements......................... 18
            Section 4.16      Liabilities.................................. 18
            Section 4.17      Environmental Matters........................ 19
            Section 4.18      Insurance.................................... 19
            Section 4.19      Title to Assets and Related Matters.......... 20
            Section 4.20      Patents and Other Intellectual Property...... 21

      ARTICLE V   COVENANTS OF THE PARTIES................................. 22
            Section 5.1       Mutual Covenants............................. 22
                  (a)   General............................................ 22
                  (b)   Other Governmental Matters......................... 22
                  (c)   Public Announcements............................... 22
                  (d)   Access............................................. 22
                  (e)   Consent Solicitation in Lieu of Stockholders Meetings 23
                  (f)   Notification of Certain Matters.................... 23
            Section 5.2       Covenants of Parent.......................... 23
                  (a)   Conduct of Parent's Operations..................... 23
                  (b)   Indemnification.................................... 24
                  (c)   Directors of Parent................................ 25
            Section 5.3       Covenants of the Company..................... 25
                  (a)   Conduct of the Company's Operations................ 25
            Section 5.4       No Solicitation.............................. 27
            Section 5.5       Expenses..................................... 28
            Section 5.6       Employee Matters............................. 28

      ARTICLE VI        CONDITIONS......................................... 29
            Section 6.1       Mutual Conditions............................ 29
            Section 6.2       Conditions to Obligations of the Company..... 30
            Section 6.3       Conditions to Obligations of Parent and Sub.. 30

      ARTICLE VII       TERMINATION AND AMENDMENT.......................... 31
            Section 7.1       Termination.................................. 31




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            Section 7.2       Effect of Termination........................ 31
            Section 7.3       Amendment.................................... 32
            Section 7.4       Extension; Waiver............................ 32

      ARTICLE VIII      MISCELLANEOUS...................................... 32
            Section 8.1       Survival of Representations and Warranties... 32
            Section 8.2       Notices...................................... 32
            Section 8.3       Interpretation............................... 34
            Section 8.4       Counterparts................................. 34
            Section 8.5       Entire Agreement............................. 34
            Section 8.6       Third Party Beneficiaries.................... 35
            Section 8.7       Governing Law................................ 35
            Section 8.8       Specific Performance......................... 35
            Section 8.9       Assignment................................... 35
            Section 8.10      Expenses..................................... 35
            Section 8.11      Incorporation of Disclosure Schedules........ 35
            Section 8.12      Severability................................. 35
            Section 8.13      Subsidiaries................................. 35
            Section 8.14      Persons...................................... 36
            Section 8.15      Arbitration.................................. 36
                  (a)   Binding Arbitration................................ 36
                  (b)   Governing Rules.................................... 36
                  (c)   Arbitrators........................................ 36
                  (d)   Conduct of Arbitration............................. 36


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PARENT DISCLOSURE SCHEDULE

   Schedule 3.1      Parent Subsidiaries and Material Parent Subsidiaries
   Schedule 3.3      Exceptions to Capitalization of Parent
   Schedule 3.4      Exceptions to Conflicts, Consents and Approvals of Parent
   Schedule 3.5      Exceptions to Absence of Changes in the Business of Parent
   Schedule 3.9      Litigation
   Schedule 3.10     Liabilities




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COMPANY DISCLOSURE SCHEDULE

      Schedule 4.2      Company Subsidiaries and Capitalization of Company
                        Subsidiaries
      Schedule 4.4      Exceptions to Capitalization of the Company
      Schedule 4.5      Exceptions to Conflicts, Consents and Approvals of the
                        Company
      Schedule 4.6 Exceptions to Absence of Changes in the Business of the Company
      Schedule 4.7      Exceptions to Tax Compliance
      Schedule 4.10     Litigation
      Schedule 4.11     Brokerage and Finder's Fee
      Schedule 4.12     Benefits Plans
      Schedule 4.13     Defaults under Contracts
      Schedule 4.16     Liabilities
      Schedule 4.17     Exceptions to Environmental Compliance
      Schedule 4.18     Material Insurance Policies
      Schedule 4.19     Oil and Gas Properties
      Schedule 4.20     Intellectual Property
      Schedule 5.6      Employment Agreements Assumed by Parent





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                             INDEX OF DEFINED TERMS

AAA............................................................... 8.15(b)
Action............................................................ 3.9
Agreement......................................................... Recitals
Applicable Law.................................................... 2.3(c)
Assets............................................................ 4.15
Certificate of Merger............................................. 1.2
Certificates...................................................... 2.3(b)
Class A Exchange Ratio............................................ 2.1(c)
Class B Exchange Ratio............................................ 2.1(b)
Closing........................................................... 1.2
Closing Date...................................................... 1.2
Code.............................................................. 1.1
Commission........................................................ 2.3(h)
Company........................................................... Recitals
Company Audited Financials........................................ 4.15
Company Capital Stock............................................. 4.4
Company Class A Common Stock...................................... 4.4
Company Common Stock.............................................. 4.4
Company Competing Transaction..................................... 5.4
Company Disclosure Schedules...................................... 4.2
Company Financial Statements...................................... 4.15
Company Stockholders.............................................. 2.3(a)
Company Subsidiaries.............................................. 4.2
Confidentiality Agreement......................................... 5.1(d)
Contract.......................................................... 4.13
Date of Incorporation............................................. 4.15
Delaware Secretary of State....................................... 1.2
DGCL.............................................................. 1.1
Dispute........................................................... 8.15(a)
ECT............................................................... 3.3
EFC............................................................... Recitals
Effective Time.................................................... 1.2
Equipment......................................................... 3.8
ERISA............................................................. 4.12(b)
Exchange Act...................................................... 3.6
Exchange Agent.................................................... 2.3(a)
Exchange Fund..................................................... 2.3(a)
GAAP.............................................................. 3.6
Governmental Authority............................................ 2.3(f)
Indemnified Parties............................................... 5.2(b)(i)
Intellectual Property............................................. 4.20




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Liabilities....................................................... 3.10
Material Parent Subsidiaries...................................... 3.1
Merger............................................................ Recitals
New Member........................................................ 5.2(c)
NYSE.............................................................. 5.1(c)
Oil and Gas Properties............................................ 4.19(a)
Parent............................................................ Recitals
Parent Balance Sheet.............................................. 3.10
Parent Common Stock............................................... 3.3
Parent Disclosure Schedules....................................... 3.1
Parent Preferred Stock............................................ 3.3
Parent SEC Documents.............................................. 3.6
Parent Subsidiaries............................................... 3.1
Permits........................................................... 4.14
Plan.............................................................. Recitals
Preferred Exchange Ratio.......................................... 2.1(d)
Registration Statement............................................ 3.6
Securities Act.................................................... 2.3(h)
Securities Purchase Agreement..................................... Recitals
Stock Purchase Agreement.......................................... 3.3
Sub............................................................... Recitals

                         AGREEMENT AND PLAN OF MERGER


            This Agreement and Plan of Merger ("this Agreement") dated as of November 21, 1997, among Domain Energy Corporation, a Delaware corporation ("Parent"), Domain Gulf Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Gulfstar Energy, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H

            WHEREAS, in accordance with a plan (the "Plan") arranged by Parent, the Company and Enron Finance Corp., a Delaware corporation and a majority stockholder of the Company ("EFC"), Parent will purchase, and EFC will sell, all of EFC's interests in the Company pursuant to the terms of the Securities Purchase Agreement dated November 21, 1997 by and between Parent and EFC (the "Securities Purchase Agreement") and, immediately thereafter, Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"), pursuant to the terms of this Agreement;

            WHEREAS, the intent of Parent, the Company and EFC in adopting the Plan was to allow Domain to acquire (directly or indirectly) all of the outstanding equity interests in the Company in a taxable transaction;

            WHEREAS, pursuant to the Merger, each share of Company Capital Stock (as defined in Section ) outstanding at the Effective Time (as defined in Section ) will be converted into the right to receive (i) $.01 and (ii) shares of Parent Common Stock (as defined in Section ) in a taxable transaction as more fully provided herein;

            WHEREAS, in accordance with the Plan and this Agreement, the Company desires to become a wholly owned subsidiary of Parent; and

            WHEREAS, the respective Boards of Directors of Sub and the Company have determined that the Merger in the manner contemplated herein is fair to and in the best interests of their respective stockholders and, by unanimous duly adopted resolutions, have approved and adopted this Agreement.

            NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article , but in no event later than two business days thereafter (the date of such merger being referred to herein as the "Closing Date"). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue its corporate existence under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation". The parties agree the transactions set forth herein and in the Securities Purchase Agreement will not constitute a "reorganization" as such term is defined by Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      Section 1.2 Effective Time. The Merger shall be consummated by filing in the Office of the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger. Prior to the filing referred to in this Section , a closing (the "Closing") shall be held at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas, or such other place as the parties may agree.

      Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

      Section 1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the initial Certificate of Incorporation of the Surviving Corporation, as the same may be amended and restated following the Merger in a manner satisfactory to Parent. The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the initial By-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.



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
      Section 1.5 Directors and Officers. From and after the Effective Time, the Persons set forth below the heading "Officers" automatically shall be appointed to the office of the Surviving Corporation set forth opposite the name of each respective Person and the Persons set forth below the heading "Directors" automatically shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

Officers:

Michael V. Ronca                    President & CEO
Herbert A. Newhouse                 Executive Vice President
Catherine L. Sliva                  Executive Vice President & Secretary
Rick G. Lester                      Vice President, CFO & Treasurer

Directors:

Michael V. Ronca, Chairman
Herbert A. Newhouse
Catherine L. Sliva
Rick G. Lester

      Section 1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to carry out the provisions of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.


                                  ARTICLE II

                           CONVERSION OF SECURITIES

      Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or the Company:

            (a) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation. Such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

            (b) Each share of Company Class A Common Stock (other than shares to be canceled in accordance with Section and shares held by stockholders exercising appraisal rights) issued and outstanding immediately prior to the Effective




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      Time shall be converted into the right to receive (i) $.01 and (ii) .343 shares of Parent Common Stock (the "Class A Exchange Ratio").

            (c) Each share of Company Class B Common Stock (other than shares to be canceled in accordance with Section and shares held by stockholders exercising appraisal rights) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $.01 and (ii) 1.512 shares of Parent Common Stock (the "Class B Exchange Ratio").

            (d) Each share of Company Preferred Stock (other than shares to be canceled in accordance with Section and shares held by stockholders exercising appraisal rights) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $.01 and (ii) 3.172 shares of Parent Common Stock (the "Preferred Exchange Ratio").

            (e) Each share of capital stock of the Company held in the treasury of the Company or held by Parent or any Parent Subsidiary (as such term is defined in Section below) shall be canceled and retired and cease to exist and no payment shall be made in respect thereof.

      Section 2.2 Exchange Ratio, Fractional Shares. No certificates for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section . To the extent that an outstanding share of Company Capital Stock would otherwise have become a fractional share of Parent Common Stock, the holder thereof, upon presentation to the Exchange Agent in accordance with Section of such fractional interest represented by an appropriate certificate for such Company Capital Stock shall be entitled to receive a cash payment therefor in an amount equal to the product of $19.00 multiplied by such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Company Capital Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Parent or the Company shall declare a stock dividend or other distribution payable in shares of its capital stock or securities convertible into shares of its capital stock, or effect a stock split, reclassification, combination or other change with respect to its capital stock, the Class A Exchange Ratio, the Class B Exchange Ratio and the Preferred Exchange Ratio, as applicable, shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

      Section 2.3  Exchange of Certificates.

            (a) Exchange Agent. As of the Effective Time, Parent shall make available to an exchange agent designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Capital Stock (the "Company Stockholders"), for exchange in accordance with this Section , certificates representing shares of Parent Common Stock issuable pursuant to Section in exchange for outstanding shares of Company Capital Stock and shall from time to time deposit cash in an amount reasonably expected to be paid pursuant to Section and Section (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

            (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive $.01 per share in cash and shares of Parent Common Stock pursuant to Section hereof (i) a letter of transmittal ("Letter of Transmittal", which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in the form attached hereto as Exhibit A) and (ii) instructions for effecting the surrender of the Certificates in exchange for $.01 per share in cash and certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a check representing the amount of cash which such holder has the right to receive pursuant to Section , (y) a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section and (z) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article , after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled and retired and cease to exist. No interest will be paid or accrued on the cash to be paid pursuant to Section and the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Company Capital Stock. In the event of a transfer of ownership of shares of Company Capital Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid pursuant to Section and the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Capital Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section , each Certificate shall be deemed at any time after the




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
Effective Time to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock, the cash payable pursuant to Section and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

            (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3(f). Subject to the effect of all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (as defined in Section ) (collectively, "Applicable Law"), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes that may be required thereon.

            (d) No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including cash paid pursuant to this Article ) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Capital Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3.

            (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Company Stockholders for six months after the Effective Time shall be delivered to Parent or the Surviving Corporation, upon demand thereby, and holders of shares of Company Capital Stock who have not theretofore complied with this Section shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock, cash payable pursuant to Section or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

            (f) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person (as defined in Section 8.14) in respect of any


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
shares of Company Capital Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any United States federal, state or local or any foreign government, governmental, administrative or regulatory authority, agency or commission or any court, tribunal or judicial or arbitral body ("Governmental Authority")), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

            (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In the event the Exchange Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit, or cause to be deposited, in such Exchange Fund on behalf of the Surviving Corporation cash in an amount equal to such loss.

            (h) Restricted Securities. The shares of Parent Common Stock to be issued in the Merger will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and will be issued under an exemption from the Securities Act's registration requirements provided for in Regulation D promulgated by the Securities and Exchange Commission (the "Commission") thereunder. Each certificate representing shares of Parent Common Stock issued in the Merger will bear a legend to the foregoing effect, and to the effect that such shares may not be transferred or sold absent registration under the Securities Act, or an exemption therefrom.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            In order to induce the Company to enter into this Agreement, Parent and Sub hereby represent and warrant to the Company that the statements contained in this Article are true, correct and complete.

      Section 3.1 Organization and Standing. Schedule 3.1 to the disclosure schedules delivered by Parent to the Company pursuant to this Agreement (collectively, the "Parent Disclosure Schedule") contains a complete list of all the subsidiaries of Parent (the "Parent Subsidiaries") and those Parent Subsidiaries that are material subsidiaries (the "Material Parent Subsidiaries"). Each of Parent and the Material Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and the Parent Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Parent. The copies of the Certificate of Incorporation and By-laws (or similar organizational documents) of Parent and each Material Parent Subsidiary, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      Section 3.2  Corporate Power and Authority.

            (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each other agreement to be executed pursuant to Section by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or such other agreements and to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

            (b) Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sub and by Parent, as the sole stockholder of Sub, and no other corporate proceedings on the part of Sub are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding obligation of Sub, enforceable against Sub in accordance with its terms.

      Section 3.3 Capitalization of Parent. Parent's authorized capital stock consists solely of (a) 25,000,000 shares of common stock, $.01 par value per share ("Parent Common Stock"), and (b) 5,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"). As of November 4, 1997, (i) 14,610,121 shares of Parent Common Stock were issued of which 14,607,729 were outstanding and 2,392 were held by Parent as treasury shares, (ii) 862,547 shares of Parent Common Stock were issuable upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent and
(iii) no shares of Parent Preferred Stock were issued and outstanding. Since September 30, 1997, with the exception of the Parent Common Stock issued to EFC pursuant to the Plan and the Securities Purchase Agreement and to Enron Capital & Trade Resources Corp. ("ECT") pursuant to the Stock Purchase Agreement dated November 21, 1997 (the "Stock Purchase Agreement"), by and between Parent and ECT, Parent has not issued any shares of its capital stock except upon the exercise of such options, warrants or convertible securities. Each outstanding share of capital stock of Parent is, and all shares of Parent Common Stock to be issued in connection with the Merger will be when issued in accordance with Article II, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than as set forth above or on Schedule 3.3 to the Parent Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Parent of any securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent; and Parent has no obligation of any kind to issue any additional securities, other than the Parent Common Stock to be issued to EFC pursuant to the Plan and the Securities Purchase Agreement and to ECT pursuant to the Stock Purchase Agreement or to pay for securities of Parent or any predecessor. Parent has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Parent Common Stock.

      Section 3.4 Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation of the transactions contemplated hereby will:

            (a) conflict with, or violate any provision of the Certificate of Incorporation or By-laws (or any similar organizational document) of Parent or any Material Parent Subsidiary;

            (b) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any Material Parent Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any Material Parent Subsidiary is a party or by which any of their respective properties or assets may be bound;

            (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Parent or any Material Parent Subsidiary or their respective properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by Parent or any Material Parent Subsidiary with any third party or any Governmental Authority, other than any actions required under federal and state securities laws as are contemplated by this Agreement;

except for any of the foregoing that are set forth in subsections (b), (c) or
(d) of Schedule 3.4 to the Parent Disclosure Schedule and, in the case of (b),
(c) or (d), for any of the foregoing that would neither, in the aggregate, have a material adverse effect on Parent nor prevent or delay the consummation of the transactions contemplated hereby.

       Section 3.5 Absence of Certain Changes. Except as set forth in the Parent SEC Documents filed with the Commission as of the date hereof or on
Schedule 3.5 to the Parent Disclosure Schedule, since December 31, 1996, (i) each of Parent and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, (ii) no event has occurred which has or which would reasonably be expected to have, in the aggregate, a material adverse effect on Parent (but excluding for such purposes events that are generally applicable in the domestic oil and gas exploration and production industry and the United States economy), and (iii) neither Parent nor any of its subsidiaries has taken any action which would be prohibited by Section 5.2(a).

      Section 3.6 Parent SEC Documents. Each of Parent and the Material Parent Subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since June 23, 1997, under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, together with Parent's Registration Statement on Form S-1 under the Securities Act, No. 333-24641 (the "Registration Statement"), collectively, the "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of the Registration Statement, on the date of effectiveness thereof)
(a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of Parent included in the Parent SEC Documents were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to the absence of notes and to normal, recurring and year-end audit adjustments) the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

      Section 3.7 Parent Disclosure Schedule. As of the date hereof, none of the information provided by Parent or any Material Parent Subsidiary for inclusion in the Parent Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 3.8 Reliance. Prior to executing this Agreement, Parent and Sub have been afforded an opportunity to (i) examine the Oil and Gas Properties and such materials as Parent has requested to be provided to it by the Company, (ii) discuss with representatives of the Company such materials and the nature and operation of the Oil and Gas Properties and (iii) investigate the condition, including subsurface condition, of the Oil and Gas Properties and Contracts and the condition of the equipment of the Company used in the operation of the Oil and Gas Properties, including, without limitation, the platforms relating to the Oil and Gas Properties (collectively, the "Equipment"). In entering into this Agreement, Parent and Sub have relied solely on the express representations and covenants of the Company in this Agreement, their independent investigation of, and judgment with respect to, the Equipment and the Oil and Gas Properties and the advice of their own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, the Company.

      Section 3.9 Litigation. Except as set forth on Schedule 3.9 to the Parent Disclosure Schedule, there is no lawsuit, claim, dispute or action (each, an "Action") pending or, to the knowledge of Parent, threatened against Parent or any Material Parent Subsidiary which, in the aggregate, could reasonably be expected to have a material adverse effect on Parent. Neither Parent nor any Material Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which, in the aggregate, could reasonably be expected to have a material adverse effect on Parent.

      Section 3.10 Liabilities. Except as set forth on Schedule 3.10 to the Parent Disclosure Schedule, Parent has no consolidated liabilities, indebtedness, obligations, expenses, claims, losses, damages, deficiencies, guaranties or endorsements of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated (collectively, "Liabilities"), and no material consolidated assets of Parent are subject to any Liabilities, except (a) to the extent specifically disclosed on or provided for in Parent's interim balance sheet as of September 30, 1997 (the "Parent Balance Sheet"); (b) Liabilities incurred since September 30, 1997, in the ordinary course of its business; (c) Liabilities that were not required under GAAP to have been specifically disclosed or reserved for on the Parent Balance Sheet; and (d) Liabilities under or contemplated by this Agreement or disclosed hereunder. All Liabilities required under GAAP to be specifically disclosed or reserved for on the Parent Balance Sheet are disclosed or reserved for thereon.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            In order to induce Parent and Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Sub that the statements contained in this Article are true, correct and complete.

      Section 4.1 Organization and Standing. Each of the Company and the Company Subsidiaries is a corporation or partnership duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on the Company. The copies of the Certificate of Incorporation and By-laws (or similar organizational documents) of the Company and each of the Company Subsidiaries, which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      Section 4.2 Subsidiaries. As of the date hereof, other than immaterial interests, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth on Schedule 4.2 (each, a "Company Subsidiary" and collectively, the "Company Subsidiaries") to the disclosure schedules delivered by the Company to Parent pursuant to this Agreement (collectively, the "Company Disclosure Schedule"). Schedule 4.2 to the Company Disclosure Schedule sets forth as to each Company Subsidiary: (i) its name and, if applicable, jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, or similar information and (iii) the number of issued and outstanding shares of its capital stock or share capital, or similar information. Except as set forth on Schedule 4.2 to the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on the Company. Other than as set forth on Schedule 4.2 to the Company Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Company Subsidiary, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Company Subsidiary; and no Company Subsidiary has any obligation of any kind to issue any additional securities or to pay for securities of any Company Subsidiary or any predecessor thereof. As used in this Section , "capital stock" shall include capital stock or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such entity.

      Section 4.3 Corporate Power and Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Merger and the adoption and authorization of this Agreement by the stockholders of the Company in accordance with the DGCL and this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved, unanimously, by the Board of Directors of the Company. The Board of Directors of the Company, unanimously, has directed that this Agreement and the transactions contemplated hereby be submitted to the Company Stockholders for adoption by written consent in lieu of a stockholders meeting and, except for the adoption of this Agreement by the affirmative vote of the holders of (i) a majority of shares of the Company Capital Stock entitled to vote thereon in accordance with Applicable Law, voting together as a class, and (ii) seventy-five percent of the shares of Company Class B Common Stock entitled to vote thereon in accordance with Applicable Law, voting separately as a class, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      Section 4.4 Capitalization of the Company. The Company's authorized capital stock consists solely of (a) 700,000 shares of class A common stock, $.10 par value per share ("Company Class A Common Stock"), (b) 41,500 shares of class B common stock, $.10 par value per share ("Company Class B Common Stock" and, together with Company Class A Common Stock, "Company Common Stock") and (c) 200,000 shares of preferred stock, $.10 par value per share ("Company Preferred Stock" and, together with Company Common Stock, the "Company Capital Stock"), all of which shares are designated as "12-1/2% Cumulative Preferred Stock, Series 1". As of the date hereof, (i) 356,689 shares of Company Class A Common Stock were issued and outstanding, (ii) 34,000 shares of Company Class B Common Stock were issued and outstanding and (iii) 83,274 shares of Company Preferred Stock were issued and outstanding. Each outstanding share of Company Capital Stock is duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than as set forth above, or on Schedule 4.4 to the Company Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company; and the

Company has no obligation of any kind to issue any additional securities or to pay for securities of the Company or any predecessor. The Company has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Company Capital Stock.

      Section 4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby or by the Securities Purchase Agreement will:

            (a) conflict with, or violate any provision of the Certificate of Incorporation or By-laws (or any similar organizational document) of the Company or any Company Subsidiary;

            (b) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of their respective properties or assets may be bound;

            (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of the Company Subsidiaries with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by the Company Stockholders and (ii) any actions required under federal and state securities laws as are contemplated by this Agreement;

except for any of the foregoing that are set forth in Subsections (b), (c) or
(d) of Schedule 4.5 to the Company Disclosure Schedule and, in the case of Subsections (b), (c) and (d), for any of the foregoing that would neither, in the aggregate, have a material adverse effect on the Company nor prevent or delay the consummation of the transactions contemplated hereby.

      Section 4.6 Absence of Certain Changes. Except as set forth on Schedule
4.6 to the Company Disclosure Schedule, since December 31, 1996, (i) each of the Company and the Company Subsidiaries has conducted its business in the ordinary course, consistent with past practice, (ii) no event has occurred which has or which would reasonably be expected to have, in the aggregate, a material adverse effect on the Company (but excluding for such purposes events that are generally applicable in (A) the domestic oil and gas exploration and production industry, including, without limitation, the results of the wells currently being drilled or completed by the Company which wells were spudded after September 1, 1997, and (B) the United States economy), and (iii) neither the Company nor any of the Company Subsidiaries has taken any action that would be prohibited by Section 5.3(a).

      Section 4.7 Taxes. Except as set forth on Schedule 4.7 to the Company Disclosure Schedule, (i) each of the Company and the Company Subsidiaries has duly filed or caused to have been filed all federal and state income tax returns and all other material tax returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or any of the Company Subsidiaries prior to the date hereof and will file, on or before the Effective Time, all such returns which are required to be filed after the date hereof and on or before the Effective Time, (ii) all of the foregoing returns and reports are true and correct in all material respects, and each of the Company and the Company Subsidiaries has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (iii) each of the Company and the Company Subsidiaries has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of the Company for all taxes payable in respect of all periods ending on or prior to December 31, 1996, (iv) neither the Company nor any of the Company Subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established, (v) neither the Company nor any of the Company Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (vi) no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, against the Company or any of the Company Subsidiaries for which there are not adequate reserves in its financial statements (in accordance with generally accepted accounting principles), (vii) as of the date of this Agreement, there are no extensions or waivers or pending requests for extensions or waivers of the time to assess or collect any such tax, (viii) the federal income tax returns of the Company and the Company Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending December 31, 1996, (ix) neither the Company nor any of the Company Subsidiaries is or has been a party to any tax sharing agreement, (x) there are no liens for taxes on any assets of the Company or any of the Company Subsidiaries (other than statutory liens for taxes not yet due or liens for which adequate reserves have been established in its financial statements in accordance with generally accepted accounting principles), (xi) the Company and the Company Subsidiaries have withheld and paid (and until the Effective Time will withhold and pay) all income, social security, unemployment, and all other material payroll taxes required to be withheld (including, without limitation, pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law) and paid in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party, and (xii) the Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

      Section 4.8 Compliance with Law. With the exception of the Oil and Gas Properties not operated by the Company (in which case the representations in this Section 4.8 are limited to the knowledge of the Company and the Company Subsidiaries), each of the Company and the Company Subsidiaries is in compliance with, and at all times since November 7, 1990, has been in compliance with, all Applicable Law relating to it or its business or the Oil and Gas Properties, except for any such failures to be in compliance therewith which, in the aggregate, would not have a material adverse effect on the Company.

      Section 4.9 Company Disclosure Schedule. As of the date hereof, none of the information provided by the Company or any of the Company Subsidiaries for inclusion in the Company Disclosure Schedule or in connection with the Securities Purchase Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 4.10 Litigation. Except as set forth on Schedule 4.10 to the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, in the aggregate, could reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree which, in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

      Section 4.11 Brokerage and Finder's Fees. Except as set forth on Schedule
4.11 to the Company Disclosure Schedule, the Company has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement or by the Securities Purchase Agreement. The Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

      Section 4.12  Employees; Employee Benefit Plans.

            (a) The Company has provided to Parent a list of the names, addresses, hire date, date of birth and a job description of all employees of the Company, stating the rates of compensation including, if determined, bonuses payable to each.

            (b) The Company maintains no employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one Person or more than one Person, sponsored or maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contributes or is obligated to contribute, including, without limitation, any employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (including the regulations thereunder, "ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

            (c) Except as set forth on Schedule 4.12 to the Company Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither the Company nor any of the Company Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

      Section 4.13 Contracts. Except as set forth on Schedule 4.13 to the Company Disclosure Schedule, none of the Company, nor any of the Company Subsidiaries, or, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by the Company under, any contract, agreement obligation, undertaking, commitment or arrangement ("Contract") to which it is a party, except such violations or defaults under such Contracts which, in the aggregate, would not have a material adverse effect on the Company.

      Section 4.14 Permits. Each of the Company and the Company Subsidiaries is in possession of all permits, approvals, authorizations, licenses, variances or permissions required from a Governmental Authority under any Applicable Law ("Permits") necessary to own, lease and, to the extent the Company is the named operator, operate the Oil and Gas Properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

      Section 4.15 Financial Statements. The Company has delivered to Parent the audited financial statements of the Company as of and for the respective years ended December 31, 1996, December 31, 1995 and December 31, 1994 (the "Company Audited Financials") and the Company's unaudited financial statements consisting of a balance sheet of the Company as of the end of the respective interim periods ended June 30, 1996 and 1997 and the related statements of income, retained earnings and cash flows for the periods then ended (the "Company Interim Financials" and, together with the Company Audited Financials, the "Company Financial Statements"). The Company Financial Statements fairly present in conformity with GAAP applied on a consistent basis the financial position and assets (collectively, the "Assets") and liabilities of the Company as of the dates thereof and the Company's results of operations and cash flows for the periods then ended (subject, in the case of any of the Company Interim Financials, to the absence of notes and to normal, recurring year-end audit adjustments). The balance sheet as of June 30, 1997, included as a part of the Company Interim Financials is referred to herein as the "Company Balance Sheet", and the date thereof is referred to herein as the "Company Balance Sheet Date". The Company was incorporated on November 7, 1990 (the "Date of Incorporation") and is not the successor to any entity which engaged in any operations prior to that date.

            Section 4.16 Liabilities. Except as set forth on Schedule 4.16 to the Company Disclosure Schedule, the Company has no Liabilities, and no material Assets of the Company are subject to any Liabilities, except (i) to the extent specifically disclosed on or provided for in the Company Balance Sheet; (ii) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of its business, including, without limitation, (A) those costs and expenses owing by the Company under any authorization for expenditure for an operation on the Oil and Gas Properties, signed by the Company prior to the date of this Agreement, all of which are disclosed on Schedule 4.16 to the Company Disclosure Schedule, (B) costs and expenses owing by the Company pursuant to the terms of any operating agreement governing the operations of the Company's Oil and Gas Properties and (C) liabilities for the payment of bonuses, rentals, purchase obligations and other similar payments in connection with obtaining oil and gas leases, seismic options or other similar rights; (iii) Liabilities that were not required under GAAP to have been specifically disclosed or reserved for on the Company Balance Sheet; (iv) Liabilities under or contemplated by this Agreement or disclosed hereunder; (v) Liabilities incurred after the date of this Agreement that are not prohibited by Section 5.3(a); and (vi) Liabilities incurred since the Company Balance Sheet Date that are approved in writing by Parent. All Liabilities required under GAAP to be specifically disclosed or reserved for on the Company Balance Sheet are disclosed or reserved for thereon.

      Section 4.17  Environmental Matters.

            (a) Except as set forth on Schedule 4.17 to the Company Disclosure Schedule, and with the exception of the Oil and Gas Properties not operated by the Company (in which case the representations in this Section are limited to the knowledge of the Company and the Company Subsidiaries), there are, with respect to the Company and the Company Subsidiaries, no past or present violations of Environmental Laws (as hereafter defined), releases of any materials into the environment, Actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and none of the Company or the Company Subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or, to the knowledge of the Company or the Company Subsidiaries, threatened in connection with any of the foregoing that, if adversely determined, could reasonably be expected to have a material adverse effect on the Company.

            (b) Except as set forth on Schedule 4.17 to the Company Disclosure Schedule, and with the exception of the Oil and Gas Properties not operated by the Company (in which case the representations in this Section are limited to the knowledge of the Company and the Company Subsidiaries), no Hazardous Materials (as hereafter defined) are contained on any Oil and Gas Property (as hereafter defined) currently owned, leased or used by the Company or any of the Company Subsidiaries and no Hazardous Materials were released on any Oil and Gas Property previously owned, leased or used by the Company or any of the Company Subsidiaries during the period the property was so owned, leased or used, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

            (c) For purposes of this Section , the term "Environmental Laws" means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority and binding on the Company relating to pollution or protection of the environment as well as any principles of common law binding on the Company under which the Company may be held liable for the release or discharge of any materials into the environment. For purposes of this Section 4.17, the term "Hazardous Materials" means any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law.

      Section 4.18 Insurance. Schedule 4.18 to the Company Disclosure Schedule contains a list of all material insurance policies currently in effect related to the Company and the Company Subsidiaries.

      Section 4.19  Title to Assets and Related Matters.

            (a) All of the Company's leasehold interests or operating rights interests in oil and gas leases or other mineral interests, and all of the Company's potential leasehold interests or operating rights interests under farmout agreements, and the Company's "Net Revenue Interest" and "Working Interest", or in the case of farmout agreements, the Company's potential "Net Revenue Interest and Working Interest" therein, are set forth on Schedule 4.19
Part I and Part II (collectively, "Schedule 4.19") to the Company Disclosure Schedule (collectively, the "Oil and Gas Properties") and the Company's interest or potential interest in the Oil and Gas Properties is not subject to any payout, back-in or other similar provisions except as noted on Schedule 4.19 to the Company Disclosure Schedule. Except as disclosed on Schedule 4.19 to the Company Disclosure Schedule, there are no Contracts to which the Company, and Company Subsidiary or any of the Oil and Gas Properties are bound: (i) for the sale, exchange or other disposition of any severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties produced from the Oil and Gas Properties that is not cancelable without penalty on not more than 120 days prior written notice; (ii) to sell, lease, farmout or otherwise dispose of any of its or any Company Subsidiary's interests in any of the Oil and Gas Properties other than conventional rights of reassignment; or
(iii) relating to operations to which the Company's interest in any of the Oil and Gas Properties is subject. To the knowledge of the Company, all of the Contracts listed on Schedule 4.19 to the Company Disclosure Schedule are in full force and effect.

            (b) The Company has title of record to the Oil and Gas Properties as
(i) will enable the Company to receive from a particular Oil and Gas Property at least the "Net Revenue Interest" for each of the Oil and Gas Properties identified on Schedule 4.19 Part I to the Company Disclosure Schedule, without reduction, suspension or termination throughout the productive life of such Oil and Gas Property, except for any reduction, suspension or termination (A) caused by Parent, Sub, any of their affiliates, successors in title or assigns, (B) caused by orders of the appropriate regulatory agency having jurisdiction over a particular Oil and Gas Property that are promulgated after the Effective Time and that concern pooling, unitization, communitization or spacing matters affecting such Oil and Gas Property, (C) caused by any Contract containing a sliding-scale royalty clause or other similar clause with respect to a production burden associated with a particular Oil and Gas Property (all of which Contracts are specifically disclosed on Schedule to the Company Disclosure Schedule), (D) caused by minor imperfections in title or in instruments which do not operate to materially reduce the "Net Revenue Interest" of the affected Oil and Gas Property or (E) otherwise set forth on Schedule 4.19 Part I to the Company Disclosure Schedule, (ii) will not obligate the Company to bear with respect to a particular Oil and Gas Property a greater "Working Interest" than the Working Interest for each of the Oil and Gas Properties identified on
Schedule 4.19 Part I to the Company Disclosure Schedule, without increase throughout the productive life of such Oil and Gas Property, except for any increase

(A) caused by Parent, Sub, any of their affiliates, successors in title or assigns, (B) that also results in the Net Revenue Interest associated with such Oil and Gas Property being proportionately increased, (C) caused by orders of the appropriate regulatory agency having jurisdiction over a particular Oil and Gas Property that are promulgated after the Effective Time and that concern pooling, unitization, communitization or spacing matters affecting such Oil and Gas Property or (D) otherwise set forth on Schedule 4.19 Part I to the Company Disclosure Schedule and (iii) is free and clear of all encumbrances, liens, claims, easements, rights, agreements, rights, instruments, obligations and burdens except for (A) liens for taxes not yet delinquent, (B) lessors' royalties, overriding royalties, division orders, reversionary interests, and similar burdens that do not operate to reduce the Net Revenue Interest of the Company in any of the Oil and Gas Properties to less than the amount set forth therefor on Schedule 4.19 Part I to the Company Disclosure Schedule, (C) the consents and rights described on Schedule 4.5 to the Company Disclosure Schedule, (D) caused by minor imperfections in title or in instruments which do not operate to materially reduce the "Net Revenue Interest" of the affected Oil and Gas Property or increase the "Working Interest" thereof without a corresponding and proportional increase in the "Net Revenue Interest" and (E) the Contracts, insofar as the Contracts do not operate to increase the "Working Interest" of the Company set forth on Schedule 4.19 Part I to the Company Disclosure Schedule for any of the Oil and Gas Properties without a corresponding and proportional increase in the "Net Revenue Interest", or reduce the "Net Revenue Interest" of the Company set forth on Schedule 4.19 Part I to the Company Disclosure Schedule for any of the Oil and Gas Properties.

      Section 4.20 Patents and Other Intellectual Property. Neither the Company nor any Company Subsidiary uses as of the date of this Agreement, and has not used prior to such date, in the operation of its business any patent, trademark, tradename, service mark, copyright, or any trade secret, process or know-how in which a third Person owns a legally protectable right (collectively, "Intellectual Property") that is material to the business operations of the Company, except for those disclosed on Schedule 4.20 to the Company Disclosure Schedule, as to which the Company has obtained valid licenses. All of the material Intellectual Property used by the Company and each Company Subsidiary in its business operations is owned or otherwise lawfully used by the Company, and to its knowledge neither the Company nor any Company Subsidiary infringes upon or unlawfully or wrongfully uses any material Intellectual Property. Neither the Company nor any Company Subsidiary is in default, and received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property owned or claimed by another Person, which infringement or claim, if proved, would have a material adverse effect on the Company. To the Company's knowledge, no employee or consultant of the Company or other Person has used in the course of his work for the Company any information that is confidential and owned by any other Person in violation of any confidentiality agreement to which the Company is a party.

                                   ARTICLE V

                           COVENANTS OF THE PARTIES

            The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

      Section 5.1  Mutual Covenants.

            (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement as promptly as possible (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

            (b) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

            (c) Public Announcements. Unless otherwise required by Applicable Law or the rules of the New York Stock Exchange (the "NYSE"), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Parent and the Company shall not issue any press or public statement relating to the Merger (excluding any disclosure proposed to be made in response to comments by the Commission regarding any filing by Parent with the Commission) without the prior written consent of the other party, which consent shall not be unreasonably withheld. With respect to any disclosure required by Applicable Laws or the requirements of the NYSE, Parent and the Company shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation and opportunity to comment.

            (d) Access. Subject to Applicable Law, from and after the date of this Agreement until the Effective Time (or the termination of this Agreement), each of Parent and the Company shall permit representatives of the other to have reasonable access to the other's officers, employees, premises, properties, books, records, Contracts, tax records and documents. Information obtained by Parent pursuant to this Section 5.1(d) shall be subject to the provisions of the confidentiality agreement, dated September 17, 1997 (the "Confidentiality Agreement"), among Parent, ECT and the Company which agreement remains in full force and effect and shall survive execution and delivery of this Agreement. After the date of execution hereof and prior to the Company obtaining material "inside" information pursuant to this Section 5.1(d), the Company, on its own behalf and on behalf of its affiliates, shall enter into a confidentiality agreement with Parent, which agreement shall be substantially similar to the Confidentiality Agreement, but in no event shall it have terms more onerous than the Confidentiality Agreement. With respect to the access provided by Parent to the Company, the Company hereby expressly waives and releases all claims against Parent and its agents for injury to, or death of, persons or damage to property arising in any way from the exercise of rights granted to the Company hereby or from the activities of the Company or its employees, agents, or contractors (except for such injuries or damages caused solely by the negligence or willful misconduct of Parent). With respect to the access provided by the Company to Parent, Parent hereby expressly waives and releases all claims against the Company and its agents for injury to, or death of, persons or damage to property arising in any way from the exercise of rights granted to Parent hereby or from the activities of Parent or its employees, agents, or contractors (except for such injuries or damages caused solely by the negligence or willful misconduct of the Company).

            (e) Consent Solicitation in Lieu of Stockholders Meetings. The Company shall duly solicit the written consent of each holder of Company Capital Stock to approve this Agreement and the transactions contemplated hereby in lieu of holding a meeting of its stockholders for such purpose. Sub shall duly solicit the written consent of Parent, its sole stockholder, to approve this Agreement and the transactions contemplated hereby in lieu of holding a meeting for such purpose. Subject to its fiduciary duties under Applicable Law as advised by counsel, the Board of Directors of each of Sub and the Company will
(i) recommend that its stockholders approve such matters and (ii) use reasonable efforts to obtain any necessary approvals by its stockholders.

            (f) Notification of Certain Matters. Each of Parent and the Company shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement made by such party to be untrue or inaccurate at or prior to the Effective Time or which, with notice or lapse of time or both, would become a default hereunder, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.1(f) shall not limit or otherwise affect the remedies available hereunder to any party.

      Section 5.2  Covenants of Parent.

            (a) Conduct of Parent's Operations. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to
Section 7.1, Parent shall not, and with respect to clauses (i) and (ii) below, Sub shall not, and with respect to clause (iii) and (iv) below, Parent shall cause each of the Parent Subsidiaries not to, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of the Company:

                      (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, or (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its securities (except in connection with the use of shares of capital stock of Parent to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Parent);

                     (ii) make or propose any material change in its Certificate of Incorporation, By-laws or other organizational documents;

                    (iii) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Parent or Sub from consummating the transactions contemplated by this Agreement (unless such action is otherwise permitted or not prohibited hereunder), including without limitation, any action that may materially limit or delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement as a result of antitrust or securities laws or other regulatory concerns; or

                     (iv) agree to take any action prohibited by the foregoing.

            (b)   Indemnification.

                      (i) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless to the fullest extent permitted under Applicable Law each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company (or any subsidiary or division thereof), including, without limitation, each Person controlling any of the foregoing Persons (each, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any Action (and shall pay expenses for legal fees in advance of the final disposition of any such Action to each Indemnified Party to the fullest extent permitted under Delaware law, provided that the Indemnified Party agrees that, in the event that it is ultimately determined that such Indemnified Party is not entitled to the payment of such expenses, for any reason, such Indemnified Party shall reimburse Parent or the Surviving Corporation for such expenses paid in advance) arising, in whole or in part, out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed at or before the Effective Time and including, without limitation, liabilities arising in connection with the Merger; provided that Parent and the Surviving Corporation shall pay for only one law firm (in addition to local counsel) for all Indemnified Parties, unless the use of one law firm for all Indemnified Parties would present such law firm with a conflict of interest. Parent shall cause the Surviving Corporation to keep in effect the Company's current provisions in its Restated Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL. In the event of any actual or threatened Action in respect of such acts or omissions, Parent and the Surviving Corporation shall cooperate in the defense of any such Action; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Parent shall cause the Surviving Corporation to maintain the Company's existing indemnification provisions.

                     (ii) Survival; Inurement. This Section shall survive the consummation of the Merger. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives. The rights provided Indemnified Parties shall be in addition to and not in lieu of any rights to indemnity which such parties may have under the Restated Certificate of Incorporation or By-Laws of the Company or the Certificate of Incorporation or By-Laws of the Surviving Corporation or any other agreements.

            (c) Directors of Parent. Immediately after the Effective Time, Parent will take such action as may be necessary to create one additional seat on the Board of Directors of Parent and to cause Michael L. Harvey (the "New Member") to be elected to the Board of Directors of Parent. For a period of two years following the Effective Time, Parent shall take, or cause to be taken, all action necessary to nominate the New Member for election to the Board of Directors of Parent and, in accordance with its normal solicitation efforts, solicit proxies for his election to such Board of Directors.

      Section 5.3  Covenants of the Company.

            (a) Conduct of the Company's Operations. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, the Company shall not, and shall cause each of the Company Subsidiaries not to, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Parent:

                      (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire any of its securities (except in connection with the use of shares of capital stock of the Company to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of the Company or any of its subsidiaries), (C) grant any Person any right or option to acquire any of its securities, (D) issue, deliver or sell or agree to issue, deliver or sell any additional securities or amend the terms of any of its securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                     (ii) with the exception of the assignments under the various participation agreements listed on Schedule 4.19 for Block 206, West Cameron Area, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets which are material, in the aggregate, other than in the ordinary course of business consistent with past practice;

                    (iii) make or propose any changes in its Certificate of Incorporation, as amended, or By-laws, as amended, or other organizational documents;

                     (iv) merge or consolidate with any other Person or acquire a material amount of assets or capital stock of any other Person or enter into any confidentiality agreement with any Person, other than in connection with this Agreement and the transactions contemplated hereby;

                      (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity;

                     (vi) except with respect to the $200,000 bonus payable to Michael L. Harvey upon consummation of the transactions provided for herein, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases and bonuses granted in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law, this Agreement, any applicable collective bargaining agreement or a binding written Contract in effect on the date of this Agreement, or adopt any new employee benefit plan;

                    (vii) materially change its method of doing business or materially change any method or principle of accounting in a manner that is inconsistent with past practice;

                   (viii) settle any Actions, whether now pending or hereafter made or brought involving, in any Action or related series of Actions, an amount in excess of $10,000;

                     (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which the Company is a party or any confidentiality agreement to which the Company is the "protected party";

                      (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice;

                     (xi) conduct its business in a manner or take, or cause to be taken, any other action that would or would reasonably be expected to prevent or materially delay the Company from consummating the transactions contemplated by this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including without limitation, any action that may materially limit or delay the ability of the Company to consummate the transactions contemplated by this Agreement as a result of antitrust or securities laws or other regulatory concerns; or

                    (xii) agree to take any action prohibited by the foregoing.

      Section 5.4 No Solicitation. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or their respective directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock or any material portion of the assets of the

Company (except for acquisition of assets in the ordinary course of business consistent with past practice), or any combination of the foregoing (a "Company Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Company Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Company Competing Transaction. From and after the execution of this Agreement, the Company shall immediately advise Parent orally, to be followed by a confirmation in writing, of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Company Competing Transaction (including the status and a summary of the general terms thereof) and promptly furnish to Parent a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

      Section 5.5 Expenses. The Company shall pay all of the legal, accounting and other expenses incurred by the Company and the holders of the Company Capital Stock in connection with the Merger.

      Section 5.6  Employee Matters.

            (a) Parent will cause service with the Company and its predecessors prior to the Effective Time to be taken into account for eligibility and vesting purposes in connection with any benefit or payroll plan, practice, policy or agreement of Parent or any of its affiliates in which any employee of the Company may become entitled to participate at or after the Effective Time.

            (b) Parent hereby assumes and agrees to perform and pay or cause to be performed and paid all of the Company's duties and obligations (with the Company remaining jointly and severally liable) under the employment agreements listed on Schedule to the Company Disclosure Schedule, to the extent they have not been terminated prior to the Effective Time.

            (c) The obligations of Parent under Sections 5.6(a) and 5.6(b) are intended to benefit, and be enforceable against Parent directly by, the parties (other than the Company) to such agreements and the participants or former participants in such plans and their respective beneficiaries and other successors in interest, and shall be binding on all successors of Parent.

            (d) Parent shall take all actions required, if any, to cause the shares of Parent Common Stock to be issued in the Merger to be listed on the NYSE and shall give such notice as may be required to the NYSE with respect to the Merger.

                                  ARTICLE VI

                                  CONDITIONS

      Section 6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

            (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

            (b) All Permits required to be obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained.

            (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of
      (i) a majority of the Company Capital Stock entitled to vote thereon in accordance with Applicable Law, voting together as a class, and (ii) seventy-five percent of the shares of Company Class B Common Stock entitled to vote thereon, in accordance with Applicable Law, voting separately as a class pursuant to written consents in lieu of a Company stockholders' meeting.

            (d) No Action shall have been instituted by any Governmental Authority which seeks to prevent consummation of the Merger or which seeks material damages in connection with the transactions contemplated hereby, which Action continues to be outstanding.

            (e) All consents, waivers and approvals of third parties and Governmental Authorities required in connection with the transactions contemplated hereby shall have been obtained, except where the failure to obtain such consents, waivers or approvals, in the aggregate, would not reasonably be expected to result in a material adverse effect on Parent or the Company, as the case may be, provided that a party which has not used all reasonable efforts to obtain a consent, approval or waiver may not assert this condition with respect to such consent, approval or waiver.

            (f) The transactions contemplated by the Securities Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement shall have been consummated, or shall be consummated simultaneously with the consummation of the Merger.

            (g) Each stockholder of the Company and ECT shall have executed and delivered the Release and Settlement Agreement for the benefit of each other stockholder of the Company, in the form attached hereto as Exhibit B.

      Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Company:

            (a) The representations and warranties of each of Parent and Sub shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

            (b) Each of Parent and Sub shall have performed in all respects each obligation and agreement and shall have complied in all respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

            (c) The Company shall have received an opinion dated as of the Closing Date of Weil, Gotshal & Manges LLP, in form reasonably acceptable to the Company and its counsel. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely on representations contained in certificates of Parent, the Company, Sub and others, as deemed reasonably appropriate.

      Section 6.3 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Parent and Sub:

            (a) The representations and warranties of the Company shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

            (b) The Company shall have performed in all respects each obligation and agreement and shall have complied in all respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

            (c) Parent and Sub shall have received an opinion dated as of the Closing Date of Bracewell & Patterson, L.L.P., in form reasonably acceptable to Parent and its counsel. In rendering such opinion, Bracewell & Patterson, L.L.P. may require and rely on representations contained in certificates of Parent, the Company, Sub and others, as deemed reasonably appropriate.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

      Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Company Stockholders:

            (a)   by mutual consent of Parent and the Company;

            (b) by either Parent or the Company if any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

            (c) by either Parent or the Company if the Merger shall not have been consummated before December 15, 1997, unless extended by the Boards of Directors of both Parent and the Company (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

            (d) by Parent or the Company if written consents representing the requisite vote of the Company Stockholders to approve this Agreement and the transactions contemplated hereby shall not have been received by the Company on or before December 15, 1997; or

            (e) by Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach either (i) is not cured within 30 days following written notice given by the terminating party to the party committing such breach, or (ii) by its nature, cannot be cured prior to December 15, 1997, but only if such breach would constitute a failure of a condition contained in
      Section 6.2 or Section 6.3, as applicable.

            Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.1(d) and the provisions of Sections 7.1 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

      Section 7.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after adoption of this Agreement by the Company Stockholders, but after such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Company Stockholders, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 7.4 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Sub) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts hereunder, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                 ARTICLE VIII

                                 MISCELLANEOUS

      Section 8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after either the Effective Time or the termination of this Agreement.

      Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent or Sub:

                  Domain Energy Corporation
                  16801 Greenspoint Park Drive, Suite 2000
                  Houston, Texas  77060
                  Attention:  Michael V. Ronca
                              President and CEO
                  Telecopy No.:  (281) 618-1977
                  with a copy to

                  James L. Rice III, Esq.
                  Weil, Gotshal & Manges LLP
                  700 Louisiana, Suite 1600
                  Houston, Texas  77002-2784
                  Telecopy No.:  (713) 224-9511

            (b)   if to the Company:

                  Gulfstar Energy, Inc.
                  1010 Lamar, Suite 900
                  Houston, Texas  77002
                  Attention:  Michael L. Harvey
                              President
                  Telecopy No.:  (713) 655-7301

                  with a copy to

                  William S. Moss, Jr., Esq.
                  817 Kuhlman Road
                  Houston, Texas 77024
                  Telecopy No.: (713) 758-2520

                  and

                  c/o Enron Capital & Trade Resources Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  Donna W. Lowry
                  Telecopy No.: (713) 646-4039 or (713) 646-4946

                  and

                  Enron Capital & Trade Resources Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:        W. Lance Schuler
                  Telecopy No.: (713) 646-3393
                  and

                  John L. Keffer
                  Bracewell & Patterson, L.L.P.
                  711 Louisiana, Suite 2900
                  Houston, Texas  77002
                  Telecopy No.: (713) 221-1212

                  and

                  W. McIlwaine Thompson, Jr.
                  Woods, Rogers and Hazlegrove, P.L.C.
                  250 West Main Street, Suite 300
                  P.O. Box 2964
                  Charlottesville, Virginia 22902-2694
                  Telecopy No.: (804) 295-3390

                  and

                  David L. Gardner
                  445 Park Avenue
                  New York, New York  10022
                  Telecopy No.:  (212) 838-6835

      Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For the purposes of this Agreement, a "material adverse effect" shall mean, as to any party, a material adverse effect on the assets, liabilities, results of operations, business or financial condition of such party and its subsidiaries, taken as a whole, or on such party's ability to consummate the transactions contemplated hereby.

      Section 8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original.

      Section 8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

      Section 8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Sections 5.2(b) and 5.6, which may be enforced by the beneficiaries thereof.

      Section 8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

      Section 8.8 Specific Performance. The transactions contemplated by this Agreement are unique and monetary damages would not be an adequate remedy for a breach hereof. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party is not in material default hereunder.

      Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 8.10 Expenses. Parent and the Company, as the Company's expenses are more fully set forth in Section 5.5, shall pay their own costs and expenses associated with the transactions contemplated by this Agreement. The Company shall pay EFC's costs and expenses incurred in connection with the Securities Purchase Agreement.

      Section 8.11 Incorporation of Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      Section 8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      Section 8.13 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having, in each case, by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

      Section 8.14 Persons. As used in this Agreement, the word "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity or Governmental Authority.

      Section 8.15  Arbitration.

            (a) Binding Arbitration. On the request of any party hereto, whether made before or after the institution of any legal proceeding, any Action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party hereto may, by summary proceedings, bring an Action in court to compel arbitration of any Dispute.

            (b) Governing Rules. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 8.15, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

            (c) Arbitrators. Any arbitration shall be conducted before a three person panel of neutral arbitrators. Such panel shall consist of one person from each of the following categories: (i) an attorney who has practiced in the area of commercial law for at least ten years or a retired judge at the Texas or United States District Court or an appellate court level; (ii) a person with at least ten years' experience in mergers and acquisitions; and (iii) a person with at least ten years' experience in the petroleum industry (collectively, the "Arbitrators". The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the AAA to select an arbitrator. The Arbitrators may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

            (d) Conduct of Arbitration. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the Arbitrators shall make specific written findings of fact and conclusions of law. The Arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. The parties hereto each agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by Applicable Law or the rules of the NYSE. It is expressly agreed that the Arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Delaware law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any Dispute.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, Parent, Sub and the Company have signed this Agreement as of the date first written above.



                                DOMAIN ENERGY CORPORATION

                                By:
                                   -----------------------------------
                                Michael V. Ronca
                                President and CEO


                                DOMAIN GULF ACQUISITION CORP.

                                By:
                                   -----------------------------------
                                Michael V. Ronca
                                President and CEO


                                GULFSTAR ENERGY, INC.

                                By:
                                   -----------------------------------
                                Michael L. Harvey
                                President